Exhibit 99.2

Lund October 13, 2015

Statement by the Board of Directors of EXINI Diagnostics by reason of Progenics Pharmaceuticals' tender offer

The Board of Directors of EXINI has, based on both a short as a medium and long-term strategic and financial perspectives, decided to unanimously recommend the shareholders of EXINI to accept Progenics' tender offer.

Background
This statement is made by the Board of Directors of EXINI Diagnostics AB (publ) ("EXINI" or the "Company") in accordance with paragraph II.19 of the Takeover rules for certain trading platforms, issued by the Swedish Corporate Governance on February 1, 2015 (the "Takeover Rules").

Progenics Pharmaceuticals Inc ("Progenics") has today, on October 13, 2015, in a press release, announced a tender offer to the shareholders of EXINI to tender all of its shares in EXINI to Progenics for a consideration of 3.15 Swedish kronor in cash per share of the Company (the "Offer").

The total value, based on 18,381,081 issued shares in EXINI, amounts to approximately 57.9 million Swedish kronor (SEK) and represents a premium of:
•	approximately 93 percent compared with EXINIs closing price of SEK 1.63 per share on NASDAQ First North Stockholm, October 12, 2015 (the last trading day prior to the announcement of the Offer);
•	approximately 101 percent compared to the volume weighted average share price of SEK 1.57 per EXINI share on the Nasdaq First North during the last 30 days prior to the announcement of the Offer, and;
•	approximately 65 percent compared to EXINIs volume weighted average share price on NASDAQ First North during the last 60 days up to and including October 12, 2015, of SEK 1.91 per share.

The accept period for the Offer is expected to run from October 15, 2015 to and including November 5, 2015, subject to possible changes.

The Offer is conditional, inter alia, upon being accepted to such extent that Progenics becomes the owner of more than 90 percent of the total number of issued shares in the EXINI. The Offer is not conditional on financing. For more details about the Offer, please see Progenics' press release.

The Board of Directors have, upon written request by Progenics allowed Progenics to conduct a limited confirmatory due diligence in connection with the preparations for the Offer. Progenics has within the framework of this due diligence not received any non-public price-sensitive information.

The company's principal shareholder, the estate of Bo Håkansson and associated companies, representing approximately 30.7 percent of the votes in the EXINI has undertaken to irrevocably accept the Offer and tender their shares to Progenics.

The Board of Directors has, in connection with the evaluation of the Offer, appointed Redeye as financial adviser.

KPMG AB has on behalf of the Board rendered a fairness opinion. According to that fairness opinion, the Offer is considered fair to EXINI's shareholders from a financial point (based on the assumptions and considerations listed in the opinion). KPMG's statement is annexed to this statement (see Appendix).

Board Recommendation
The Board of Directors' statement is based on an overall assessment of a number of factors that the Board has deemed relevant in evaluating the Offer. These factors include, but are not limited to, EXINI's current position, the expected future development, the combination of EXINI and Progenics, and related opportunities and risks.

The Board of Directors has analyzed the Offer using the methods normally used for the assessments of tender offers, including the premium in relation to the share price, EXINI's valuation relative to comparable quoted companies and comparable transactions, stock market expectations of EXINI's share price performance and the Board's assessment of EXINI's long-term value based on expected future cash flows.

In its overall assessment of the Offer, the Board has also considered the outlook for the Company as an independent company and the risks associated with such a scenario. The Board notes that EXINI in recent years has conducted a comprehensive change of direction towards the biomarker area that has required a sustained effort. The Board believes that the trend is likely to remain challenging for EXINI on its own to reach a sustainable breakthrough.

A merger with Progenics is expected to offer EXINI the long-term commitment needed to establish a company in its chosen field of activity. Meanwhile it is expected that EXINI can contribute with a key component to Progenics' product portfolio in its efforts to fight prostate cancer.

The Board's overall assessment of the Offer is that the Offer reflects the potential returns and offers the shareholders the opportunity to realize their investments with regard to this potential today.

In providing its recommendation, the Board has also taken note of KPMG's opinion, according to which the Offer is fair to EXINI shareholders from a financial point (based on the assumptions and considerations listed in the opinion) (see Appendix).

The Board has in its evaluation of the Offer also taken into account that shareholders representing approximately 30.7 percent of the shares and votes in the Company have undertaken to accept the Offer.

The cash offer represents a substantial premium for EXINI s shareholders.

Under the Takeover Rules, the Board, based on what Progenics stated in the announcement of the Offer, set out its views on the impact the implementation of the Offer will have on EXINI, especially employment, and its views on Progenics strategic plans for EXINI and the impact these may have on employment and the locations where EXINI operates. As stated above, the Board considers that a merger with Progenics constitutes the long-term commitment needed for EXINI to establish a company in their chosen field of activity. The Board notes that Progenics in its press release states that they put a great value on the competence that EXINI's management and other employees possess and that they in the near future only anticipates limited effects of the Offer for EXINI 's management and employees, what refers to employment and the places where EXINI operates. In light of the above, the Board expects no significant effects of the Offer on employment in EXINI or the places where EXINI currently conducts its business.

In its evaluation, the Board of Directors have, based on a short, medium and long-term financial and strategic point of view, decided to unanimously recommend that shareholders accept the Offer.

As part of the Board's evaluation of the Offer, the Board has retained Redeye as financial advisor.

This statement shall in all respects be governed by and construed in accordance with Swedish law. Disputes arising from this statement shall be settled by Swedish courts exclusively.

Lund, October 13, 2015,
EXINI Diagnostics AB (publ)
Board of Directors

For more information, please contact:
Magnus Aurell, CEO
Phone: +46 46-286 54 25
E-mail: magnus.aurell@exini.com

KPGM Corporate Finance
P.O. Box 16106
SE-1 03 23 STOCKHOLM
Sweden

Telephone                          +46 8-723 91 00
Fax                +46 8- 10 77 58
lntemet                          www.kpmg.se

  To:

The Board of Directors in EXINI Diagnostics AB (publ)

2015-10-11

Fairness opinion regarding the potential takeover bid from Progenics Pharmaceuticals Inc. KPMG Corporate Finance, a business unit within KPMG AB, has been retained by the Directors of the Board of EXINI Diagnostics AB (publ) ("EXINI" or the "Company") to opine on the faimess of the proposed acquisition of EXINI.

In the proposed transaction presented to KPMG, Progenics Pharmaceuticals Inc. (the "Buyer") will acquire 100 percent of the outstanding shares in EXINI (the "Transaction"). The cash consideration to be received by EXINI shareholders is SEK 3.15 per share (the "Bid").

We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to altematives to it.

In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

Reviewed information from the Company on: business descriptions, historical financials, budgets and forecasts, management presentation;

Reviewed a draft of the offer document for the Buyers Bid;

Held interviews with management in the Company: Magnus Aurell (CEO) and Klas Themner (COO), as well as with the Chairman of the Board Henrik Perlmutter;

Held interviews with the Company's transaction advisor RedEye: Thomas Liljeton (Corporate finance);

Reviewed publicly available infonnation including, historical market prices and trading volume for the Company's publicly traded securities, market data and competitor/peer financial information; and

Conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the information presented and that upon which the presentation is based, including that available from public sources. Consequently, we take no responsibility for errors or omissions in information which has been presented to us or the implications such errors or omissions would have on our conclusions.

KPMG AB (Corp. ID No. 556043-4465). P 0. Box 16106. SE-103 23 Stockholm a Swedish limited liability company and a member firm of the KPMG network of independent member firms affiliated with KPMG  International. a Swiss cooperative.

Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. Furthermore, we have assumed in our assessment that the Company will be successful in securing financing to meet the business plan.

This fair value opinion from KPMG is only intended to serve as described in the context above, and may not be used for any other purpose without the written approval of KPMG Corporate Finance.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration of SEK 3.15 per EXINI share to be paid in cash in connection with the Transaction is fair to the public shareholders of EXINI from a financial point of view.

Stockholm October 11, 2015

KPMG Corporate Finance